As filed with the Securities and Exchange Commission on October 5, 2023.

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WONDERFI TECHNOLOGIES INC.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada
(Province or other jurisdiction of incorporation or organization)

6099
(Primary Standard Industrial Classification Code Number, if applicable)

N/A
(I.R.S. Employer Identification No., if applicable)

885 W Georgia Street, Unit #2200, Vancouver, BC V6C 3E8, Canada (437) 826-2441
(Address and telephone number of Registrant's principal executive offices)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, DC 20005

(202) 572-3133

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Dean Skurka WonderFi Technoligies Inc. 110 Cumberland Suite #341, Toronto, Ontario, Canada, M5R 3V5 (437) 826-2441	Richard Raymer Dorsey & Whitney LLP TD Canada Trust Tower Brookfield Place, 161 Bay Street, Suite 4310 Toronto, Ontario Canada, M5J 2S1 (416) 367-7388

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

          It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below):
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐

pursuant to Rule 467(b) on (            ) at (            ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (            ).

	3.	☒

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This short form prospectus is a base shelf prospectus. This short form base shelf prospectus has been filed under legislation in each of the provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery requirements has been obtained.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. The securities offered hereby have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), or the securities laws of any state of the United States, and may not be offered, sold or delivered, directly or indirectly, in the United States of America, its territories and possessions, any state of the United States or the District of Columbia (the "United States"), or to a "U.S. person" (as such term is defined in Regulation S under the U.S. Securities Act) (a "U.S. Person") unless exemptions from the registration requirements of the U.S. Securities Act and any applicable state securities laws are available. This short form base shelf prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities to, or for the account or benefit of, any person in the United States or U.S. Person.  See "Plan of Distribution".

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of WonderFi Technologies Inc., at Suite 250, 780 Beatty Street, Vancouver, British Columbia V6B 2M1, telephone 604.240.8192 and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	September 7, 2022

WONDERFI TECHNOLOGIES INC.

$100,000,000

Common Shares
Debt Securities
Subscription Receipts
Warrants
Units

WonderFi Technologies Inc. ("WonderFi" or the "Corporation") may from time to time offer and issue the following securities: (i) common shares of the Corporation (the "Common Shares"); (ii) debt securities of the Corporation ("Debt Securities"); (iii) subscription receipts ("Subscription Receipts") exchangeable for Common Shares and/or other securities of the Corporation; (iv) warrants exercisable to acquire Common Shares and/or other securities of the Corporation ("Warrants"); and (v) securities comprised of more than one of Common Shares, Debt Securities, Subscription Receipts and/or Warrants offered together as a unit ("Units"), or any combination thereof having an offer price of up to $100,000,000 aggregate (or the equivalent thereof, at the date of issue, in any other currency or currencies, as the case may be) at any time during the 25-month period that this short form base shelf prospectus (including any amendments hereto, the "Prospectus") remains valid. The Common Shares, Debt Securities, Subscription Receipts, Warrants and Units (collectively, the "Securities") offered hereby may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (collectively or individually, as the case may be, "Prospectus Supplements"). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Corporation or a subsidiary of the Corporation. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The specific terms of any offering of Securities will be set forth in the applicable Prospectus Supplement and may include, without limitation, where applicable: (i) in the case of Common Shares, the number of Common Shares being offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common shares being offered; (ii) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, maturity, interest provisions, authorized denominations, offering price, whether the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities (provided that the Debt Securities shall only be convertible or exchangeable into Common Shares or other securities of the Corporation), and any other terms specific to the Debt Securities being offered; (iii) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the exchange of the Subscription Receipts into or for Common Shares and/or other securities of the Corporation and any other terms specific to the Subscription Receipts being offered; (iv) in the case of Warrants, the number of such Warrants offered, the offering price, whether the Warrants are being offered for cash, the terms, conditions and procedures for the exercise of such Warrants into or for Common Share and/or other securities of the Corporation and any other specific terms; and (v) in the case of Units, the number of Units being offered, the offering price, the terms of the Common Shares, Debt Securities, Subscription Receipts and/or Warrants underlying the Units, and any other specific terms. The Corporation does not intend on issuing "novel" securities pursuant to this Prospectus, as such term is defined under National Instrument 44-102 - Shelf Distributions ("NI 44-102").

All shelf information permitted under applicable securities legislation to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, unless an exemption from the prospectus delivery requirements has been granted. Each Prospectus Supplement will be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement and only for the purposes of the distribution of the Securities covered by that Prospectus Supplement.

This Prospectus does not qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, without limitation, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. This Prospectus may qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers' acceptance rate, or to recognized market benchmark interest rates such as CDOR (the Canadian Dollar Offered Rate), and/or convertible into or exchangeable for Common Shares.

The Corporation may sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly, through applicable statutory exemptions, or through agents designated by the Corporation from time to time. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged in connection with the offering and sale of the Securities, as well as the method of distribution and the terms of the offering of such Securities, including the net proceeds to the Corporation and, to the extent applicable, any fees, discounts, concessions or any other compensation payable to underwriters, dealers or agents and any other material terms. See "Plan of Distribution".

This Prospectus may qualify an "at-the-market distribution" (as such term is defined in NI 44-102). In connection with any offering of the Securities, other than an "at-the-market distribution", the underwriters or agents may over-allot or effect transactions that stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail on the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. A purchaser who acquires Securities forming part of the underwriters' over-allocation position acquires those Securities under this Prospectus, regardless of whether the overallocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See "Plan of Distribution".

No underwriter or dealer involved in an "at-the-market distribution" under this Prospectus, no affiliate of such an underwriter or dealer and no person or Corporation acting jointly or in concert with such an underwriter or dealer will over-allot securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange ("TSX") under the symbol "WNDR". On September 6, 2022, the last full trading day prior to the date of this Prospectus, the closing price per Common Share on the TSX was $0.465. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. There is no market through which these Securities may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of the Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities, and the extent of issuer regulation.

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Investing in Securities involves a high degree of risk. A prospective purchaser should therefore review this Prospectus and the documents incorporated by reference in their entirety and carefully consider the risk factors described under "Risk Factors" prior to investing in such Securities.

No underwriter, agent, or dealer has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

The head and registered office of the Corporation is located at Suite 250, 780 Beatty Street, Vancouver, British Columbia V6B 2M1.

Bill Koutsouras, a director of the Corporation, resides outside of Canada and has appointed Cassels Brock & Blackwell LLP, Suite 2200, 885 W Georgia St., Vancouver, British Columbia, V6C 3E8, as his agent for service of process in Canada. Prospective investors of Securities are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if such person has appointed an agent for service of process.

- iii -

- iv -

ABOUT THIS SHORT FORM BASE SHELF PROSPECTUS

An investor should rely only on the information contained in this Prospectus (including the documents incorporated by reference herein) and is not entitled to rely on parts of the information contained in this Prospectus (including the documents incorporated by reference herein) to the exclusion of others. The Corporation has not authorized anyone to provide investors with additional or different information. The Corporation is not offering to sell the Securities in any jurisdictions where the offer or sale of the Securities is not permitted. The information contained in this Prospectus (including the documents incorporated by reference herein) is accurate only as of the date of this Prospectus (or the date of the document incorporated by reference herein, as applicable), regardless of the time of delivery of this Prospectus or any sale of the Common Shares, Debt Securities, Subscription Receipts, Warrants and/or Units. The Corporation's business, financial condition, results of operations and prospects may have changed since the date of this Prospectus.

MEANING OF CERTAIN REFERENCES AND CURRENCY PRESENTATION

References to dollars or "$" are to Canadian currency unless otherwise indicated. All references to "US$" refer to United States dollars. On September 6, 2022, the daily exchange rate as quoted by the Bank of Canada was US$1.00=C$1.3139 or C$1.00=US$0.7611.

Unless the context otherwise requires, all references in this Prospectus to the "Corporation" refer to the Corporation and its subsidiary entities on a consolidated basis.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Prospectus contains "forward-looking statements", "forward-looking information", "future-oriented financial information" and "financial outlooks" within the meaning of applicable securities legislation (collectively referred to herein as "forward-looking information" or "forward-looking statements"). Forward-looking information includes, but is not limited to, the use of proceeds of an offering of Securities; the timing for completion of any offering of Securities; statements with respect to future business strategy, competitive strengths, and goals; the expansion and growth of the Corporation's business, operations and plans; potential revenue and cost saving synergies; projected milestones and timelines; the intention to scale operations and make investments in technology; new revenue streams; estimated sales, revenue, margins and cost metrics; the anticipated business, operations and financial performance and condition of the Corporation; management's expectation with respect to the success of the Corporation in its industry; expectations regarding the Corporation's ability to raise capital; market prices; values and other economic indicators; statements with respect to potential acquisitions; the expansion into additional markets; expectations of market size and growth in Canada, the United States and globally; expectations for other economic, business, regulatory and/or competitive factors related to the Corporation or the crypto and blockchain industries generally; and other events or conditions that may occur in the future. Often, but not always, forward-looking statements can be identified by the use of words and phrases such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "believes" or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved.

Forward-looking information and statements are based on certain material assumptions and analysis made by the Corporation, and the opinions and estimates of management as of the date such statements are made and they represent management's best judgment based on facts and assumptions that management considers reasonable in light of its experience and perception of historical trends, current conditions and expected future developments and other factors it believes are appropriate, and are subject to risks and uncertainties. The material assumptions upon which forward-looking statements in this Prospectus are based include, among others, assumptions with respect to: the Corporation's consolidation strategy; commercialization of intellectual property; growth plans and cash flows, including proposed acquisitions; consolidation of duplicate vendors and service providers including but not limited to benefits, payroll services, marketing services, legal, accounting and others; the demand for the Corporation's services; future demand and trends in decentralized finance, blockchain technologies and crypto currencies; the Corporation's ability to generate revenue; the Corporation's ability to access financing on favorable terms from time to time; the Corporation's ability to protect its intellectual property rights and that the Corporation will not infringe upon the intellectual property rights of others; the continuation of executive and operating management or the non-disruptive replacement of them on competitive terms; and stable market and general economic conditions.

Forward-looking information involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others; the Corporation's history of net losses and negative cash flow; the Corporation's requirement for additional funding to develop its business; future business strategy; changes in technology, customer markets and demand for the Corporation's services; the efficacy of the Corporation's product offerings; sales and margin risk; acquisition and integration risks; dependence on economic and market conditions including, but not limited to, access to equity or debt capital on favourable terms if required; changes in market dynamics including business relationships and competition; information system risks; risks associated with the introduction of new products; product design risk; environmental risks; customer and vendor risks; credit risks; tax and insurance related risks; risks of legislative changes; risks relating to remote operations; key executive risk; risk of litigation, including with respect to intellectual property infringement; risks related to contracts with third party service providers; risks related to the enforceability of contracts; risks related to the novel coronavirus disease ("COVID-19") pandemic; risks related to the economy generally; the limited operating history of the Corporation; reliance on the expertise and judgment of senior management of the Corporation; risks related to proprietary intellectual property and potential infringement by third parties; failure to protect the Corporation's intellectual property rights; risks relating to financing activities including leverage; risks relating to the management of growth; increased costs associated with the Corporation being a publicly traded company; increasing competition in the crypto and blockchain industries; reliance on key inputs, suppliers and skilled labour; cyber-security risks; failure to complete target acquisitions on the expected terms or at all; liabilities associated with acquired companies or assets; the expected results of the corporate acquisitions could differ from management's expectations; failure to achieve potential revenue; the Corporation's failure to economically commercialize its service; the Corporation's inability to maintain or improve its competitive position; the Corporation's failure to retain key personnel and hire additional personnel needed to develop its business; the Corporation's failure to adequately evaluate its current business and future prospects; risks related to quantifying the Corporation's target market; risks related to industry growth and consolidation; fraudulent activity by employees, contractors and consultants; conflicts of interest; risks related to the cost structures of certain projects; risks relating to certain remedies being limited and the difficulty of enforcement of judgments and effecting service outside of Canada; risks related to future dispositions; sales by existing shareholders; the limited market for securities of the Corporation; price volatility of the Common Shares; no guarantee regarding use of available funds; currency fluctuations; other factors beyond the Corporation's control; and as well as those factors included herein and elsewhere in the Corporation's public disclosure.

This list is not exhaustive of the factors that may affect any of the Corporation's forward-looking statements. Although the Corporation believes its expectations are based upon reasonable assumptions and have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. See the section entitled "Risk Factors" below, and in the section entitled "Risk Factors" in the AIF (as defined herein), for additional risk factors that could cause results to differ materially from forward-looking statements.

Investors are cautioned not to put undue reliance on forward-looking information. The forward-looking information contained herein are made as of the date of this Prospectus and, accordingly, are subject to change after such date. The Corporation disclaims any intent or obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of assumptions or factors, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. Investors are urged to read the Corporation's filings with Canadian securities regulatory agencies, which can be viewed online under the Corporation's issuer profile on the System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com.

FINANCIAL INFORMATION

The financial statements of the Corporation are presented in Canadian dollars and such financial statements are prepared in accordance with International Financial Reporting Standards ("IFRS"). Unless otherwise indicated, any other financial information included or incorporated by reference in this Prospectus has been prepared in accordance with IFRS.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Corporation, at Suite 250, 780 Beatty Street, Vancouver, British Columbia V6B 2M1, and are also available electronically at www.sedar.com.

As of the date hereof, the following documents, filed with the various securities commissions or similar authorities in each of the provinces and territories of Canada, other than Québec, are specifically incorporated by reference into and form an integral part of this Prospectus:

1) the annual information form of the Corporation dated as of December 15, 2021 for the financial year ended September 30, 2021 (the "AIF");

2) the audited annual consolidated financial statements of the Corporation as at and for the period from the date of incorporation (January 30, 2021) to September 30, 2021 (the "Audited Financial Statements"), the notes thereto and the independent auditors' report thereon, together with the related management's discussion and analysis ("MD&A") of the financial condition and results of operations of the Corporation;

3) the amended and restated unaudited interim condensed consolidated financial statements of the Corporation for the three and nine months ended June 30, 2022 (the "Interim Financial Statements"), and the notes thereto, together with the related, amended and restated MD&A of the financial condition and results of operations of the Corporation;

4) the material change report of the Corporation dated October 27, 2021 in respect of the completion of the Corporation's "bought-deal" private placement of units for aggregate gross proceeds of C$26,364,002;

5) the material change report of the Corporation dated November 23, 2021 in respect of the appointment of Bill Koutsouras as a director and chairman of the board of directors of the Corporation (the "Board") and the resignation of Sean Clark as a director of the Corporation;

6) the material change report of the Corporation dated January 11, 2022 in respect of: (i) the Corporation entering into a definitive business combination agreement with First Ledger Corp. ("FLC", now known as Bitbuy Holdings Inc. or BHI), the parent company of Bitbuy Technologies Inc. ("Bitbuy"); and (ii) the resignation of Mark Binns as a director of the Corporation;

7) the material change report of the Corporation dated January 17, 2022 in respect of a "bought deal" public offering by way of a short form prospectus of 18,750,000 units of the Corporation ("February 2022 Units") at a price of $2.40 per February 2022 Unit for aggregate gross proceeds to the Corporation of $45 million (the "February 2022 Offering");

8) the material change report of the Corporation dated February 14, 2022 in respect of the closing of the February 2022 Offering, including the partial exercise of the over-allotment option by the February 2022 Underwriters (as defined herein);

9) the material change report of the Corporation dated February 28, 2022 in connection with the appointment of John Rim as the new Chief Financial Officer of the Corporation following the resignation of Steven Krause.

10) the material change report of the Corporation dated April 1, 2022 in connection with the closing of the acquisition of Bitbuy;

11) the material change report of the Corporation dated April 20, 2022 in connection with the appointment of Adam Garetson as General Counsel and Chief Legal Officer of the Corporation;

12) the material change report of the Corporation dated April 27, 2022 in respect of the Corporation entering into a definitive business combination agreement with Coinberry Limited ("Coinberry");

13) the material change report of the Corporation dated July 11, 2022 in connection with the closing of the acquisition of Coinberry;

14) the business acquisition report dated June 1, 2022 in respect of the acquisition by the Corporation of Bitbuy; and

15) the management information circular of the Corporation dated July 28, 2022, prepared in connection with the annual general meeting of the shareholders of the Corporation to be held on September 12, 2022.

All material change reports (excluding confidential material change reports), annual information forms, annual financial statements and the auditors' report thereon and related MD&A, interim financial statements and related MD&A, information circulars, business acquisition reports, any news release issued by the Corporation that specifically states it is to be incorporated by reference in this Prospectus and any other documents as may be required to be incorporated by reference herein under applicable Canadian securities laws which are filed by the Corporation with a securities commission or any similar authority in Canada after the date of this Prospectus, during the 25-month period this Prospectus remains valid, shall be deemed to be incorporated by reference into this Prospectus.

Upon a new interim financial report and related MD&A of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous interim financial report and related MD&A of the Corporation most recently filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon new annual financial statements and related MD&A of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual financial statements and related MD&A and the previous interim financial report and related MD&A of the Corporation most recently filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon a new annual information form of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, notwithstanding anything herein to the contrary, the following documents shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder: (i) the previous annual information form; (ii) material change reports filed by the Corporation prior to the end of the financial year in respect of which the new annual information form is filed; (iii) business acquisition reports filed by the Corporation for acquisitions completed prior to the beginning of the financial year in respect of which the new annual information form is filed; and (iv) any information circular of the Corporation filed prior to the beginning of the Corporation's financial year in respect of which the new annual information form is filed. Upon a new management information circular prepared in connection with an annual general meeting of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous management information circular prepared in connection with an annual general meeting of the Corporation shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

A Prospectus Supplement to this Prospectus containing the specific variable terms in respect of an offering of the Securities will be delivered to purchasers of such Securities together with this Prospectus, unless an exemption from the prospectus delivery requirements has been granted or is otherwise available, and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement only for the purposes of the offering of the Securities covered by such Prospectus Supplement.

Notwithstanding anything herein to the contrary, any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this Prospectus, except as so modified or superseded.

THE CORPORATION

WonderFi is a leading technology company with the mission of creating better access to digital assets through centralized and decentralized platforms. WonderFi seeks to execute this mission through the development of a suite of tools and products which are built on the core principles of simplicity and education. Today, digital assets and centralized and decentralized finance are complex and fragmented, spanning across a wide range of applications that operate on numerous blockchain networks, protocols and layers. There is an underlying expectation that users understand how to select, navigate and interact with these various components; however, the required learning curve is prohibitive for most. Further, as these sectors expand, it becomes increasingly difficult for the average investor to navigate the technological and financial terminology and nuances that are presented, and as a result the literacy of users lags behind. WonderFi believes that these issues are preventing large-scale adoption of the technology, which inherently is meant to be democratized and accessible to all.

The Corporation operates through two reportable segments: Bitbuy and Coinberry with respect to centralized finance or "CeFi", and WonderFi with respect to decentralized finance or "DeFi". WonderFi's current business model consists of the following:

Centralized Finance Digital Asset Platforms

WonderFi, through Bitbuy, owns and operates a proprietary CeFi digital asset platform (the "Bitbuy Platform"), through which Canadian-domiciled users are able to buy and sell digital assets, specifically cryptocurrencies, priced in Canadian dollar denominations. Bitbuy's core business objective is to enable consumers to obtain access to digital assets in a convenient, secure, and trusted manner that is compliant with existing securities regulations, and Bitbuy provides value to its users by fostering connectivity to Canadian fiat payment systems, allowing its users to move funds to and from the Bitbuy Platform so as to execute self-directed purchase or sale transactions using digital asset trading pairs listed on the Bitbuy Platform.

Bitbuy's primary business purpose is to administer and oversee the Bitbuy Platform. Pursuant to an exemptive relief order (the "Bitbuy Exemptive Relief Order") issued by the securities regulatory authorities or regulators in each of the provinces and territories of Canada, Bitbuy obtained exemptive relief from certain requirements under applicable Canadian securities laws with respect to operating as a restricted dealer and a marketplace (as such terms are defined in applicable Canadian securities laws). The Bitbuy Exemptive Relief Order permits Bitbuy to operate the Bitbuy Platform and offer its users the right to acquire digital assets that are not themselves securities and/or derivatives across Canada in compliance with applicable Canadian securities laws.

Bitbuy earns revenues via the fees associated with users' digital asset transactions on the Bitbuy Platform. These fees may vary depending on the type and size of the transaction. Users may place buy and sell orders primarily using either the Platform's pro trade feature ("Pro Trade") or express trade feature ("Express Trade"). The Pro Trade feature is comprised of an interface system that allows clients to place and execute limit or market buy and sell orders in an order book displaying buy and sell orders entered by users of the Bitbuy Platform. The Express Trade feature allows clients to place market buy or sell orders in units of the applicable digital asset or in Canadian dollars after receiving a quote that provides indicative trade terms and fees associated with the prospective order. Bitbuy also offers its users with larger sized orders the ability to place their orders with an over-the-counter ("OTC") trading service.

As described in the Bitbuy Exemptive Relief Order, Bitbuy established accounting practices, internal controls and safekeeping and segregation procedures intended to protect clients' assets. Bitbuy currently retains the services of BitGo Trust Company, Inc. ("BitGo") to act as custodian for crypto assets held on behalf of clients of Bitbuy. BitGo is licensed as a trust company with the South Dakota Division of Banking. BitGo is a "qualified custodian" as defined in Section 1.1 of National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations ("NI 31-103").

WonderFi, through Coinberry, owns and operates a second proprietary CeFi digital asset platform (the "Coinberry Platform"), through which Canadian-domiciled users are also able to buy and sell digital assets, specifically cryptocurrencies, priced in Canadian dollar denominations. Coinberry enables consumers to obtain access to digital assets in a secure and compliant manner by moving funds to and from the Coinberry Platform to execute self-directed purchase or sale transactions.

Coinberry's primary business purpose is to administer and oversee the Coinberry Platform. Pursuant to an exemptive relief order (the "Coinberry Exemptive Relief Order") issued by the securities regulatory authorities or regulators in each of the provinces and territories of Canada, Coinberry obtained exemptive relief from certain requirements under applicable Canadian securities laws permitting Coinberry to operate the Coinberry Platform as a restricted dealer and offer its users the right to acquire digital assets that are not themselves securities and/or derivatives across Canada in compliance with applicable Canadian securities laws. Coinberry earns revenues via the fees associated with users' digital asset transactions on the Coinberry Platform.

As described in the Coinberry Exemptive Relief Order, Coinberry established internal controls and safekeeping and segregation procedures intended to protect clients' assets. Coinberry currently retains the services of Gemini Trust Company, LLC ("Gemini"), a third-party custodian to act as custodian for crypto assets held on behalf of clients of Coinberry. Gemini is a licensed digital asset exchange and a New York trust company regulated by the New York State Department of Financial Services. Gemini is a "qualified custodian" for purposes of NI 31- 103.

              Decentralized Finance WonderFi Aggregator Platform

WonderFi's decentralized finance or "DeFi" product is an aggregator platform (the "WonderFi App") that aims to solve the core problems in decentralized finance by aggregating and simplifying the interactions between users and the core smart contracts that constitute decentralized finance applications. The WonderFi App is non-custodial and leverages application programming interface ("API") integrations that allow users ("Users", and each a "User") to interact directly with third-party decentralized finance protocols based on distributed ledger technology ("DeFi Protocols") with sole custody and control. This architecture allows users to retain control of their assets, without WonderFi taking custody of client assets or transferring assets to a third-party.

Users can connect their existing software or hardware wallets owned and controlled by the User to the WonderFi App (the "Connected Wallet"), or create a new wallet for which the private key is owned and controlled by the User. Once a User has created their account on the WonderFi App, they can access the following: (i) Account Overview Page (as described below); (ii) Interest Tokens (as defined below) issued by DeFi Protocols ("Earn"); (iii) swap crypto assets ("Swap") on decentralized exchanges ("DEXs"); (iv) trade tokens issued by protocols that create and track DeFi indices ("Trade Index Tokens"); and (v) buy crypto assets with fiat currency. None of the Earn, Swap or Trade Index Token Functions involve fiat currency.

All transactions facilitated through the WonderFi App occur on open source DEXs, DeFi Protocols and public blockchain networks in accordance with transactions signed by the User in their own wallets. WonderFi does not take custody of any client crypto assets or fiat currency at any time.

i) Account Overview Page

The WonderFi App displays crypto asset balances held in the Connected Wallets, providing an aggregated view of holdings for Users who use multiple wallets. The WonderFi App also displays crypto asset pricing and other information from various DeFi Protocols and DEXs using an open source API.

ii) Earn

The Earn function allows Users to buy Interest Tokens. The WonderFi App allows Users to see crypto asset balances in their Connected Wallets, as well as interest rate information for crypto assets on loan through open source DeFi lending protocols (each, a "DeFi Lending Protocol").

Generally, a DeFi Lending Protocol is an autonomous software protocol which offer lenders the ability to lend crypto assets, and borrowers the opportunity to borrow crypto assets, at prescribed rates of interest that are adjusted autonomously based on supply and demand for the asset in the liquidity pool deposited to the protocol's smart contract. Lenders receive back tokens ("Interest Tokens", for example, "c" tokens on DeFi Protocol called Compound and "a" tokens on DeFi Protocol called Aave) representing their interest payment rights, and their right to withdraw the asset on deposit.

iii) Swap

The Swap function allows Users to swap crypto assets on DEXs. The WonderFi App allows Users to see crypto asset balances in their Connected Wallets, as well as pricing information for crypto asset trading pairs on DEXs.

iv) Indexes

The Trade Index Tokens function allows Users to view pricing, performance and constituent information relating to various open source indices created and maintained by communities independent of WonderFi, such as the DeFi Pulse Index (each, a "DeFi Index"). Generally, a DeFi Index is an autonomous software protocol (each, a "DeFi Index Protocol") which issues tokens, such as the DeFi Pulse Index ("DeFi Index Tokens") to users that deposit the prescribed amount of constituent tokens into the smart contract that governs the DeFi Index.

v) Buy Crypto

Users can also purchase crypto assets using their bank accounts or credit cards through the WonderFi App's API connection to third party payment processors. Currently, WonderFi has an API integration with Banxa Holdings Inc. ("Banxa"), a third-party payment processor. If a User connects to Banxa through the WonderFi App, purchased crypto assets are delivered directly to the User's Connected Wallet.

              Education

Digital assets and decentralized finance present a steep learning curve for new and existing participants. WonderFi intends to provide high-quality resources for new entrants in the market through the development of a learning center that will focus on presenting core concepts in a simplified manner, and will avoid the use of jargon and terminology, which is often used within the existing decentralized finance user base. See "Cautionary Statement Regarding Forward-Looking Information".

              Data Analysis, Research and Insights

Obtaining accurate, real-time data is of critical importance in financial markets, but is made more difficult in digital asset markets due to the fragmentation of market data across centralized and decentralized protocols and platforms. WonderFi will be positioned to access a comprehensive range of real-time data insights through the aggregation platform's numerous direct API integrations with various protocols that span across the most widely adopted assets, markets, and layers. Additionally, WonderFi may obtain supplemental data, analysis, and research insights through the use of third-party providers, internal research activities and the use of customer activity data from WonderFi's aggregation platform. WonderFi intends to utilize these data sources and insights to guide product development, asset allocation, business processes, and future protocol integrations. Data sets and insights may be leveraged into a product to provide market data to third parties. See "Cautionary Statement Regarding Forward-Looking Information".

              Assets

A portion of WonderFi's treasury is held in crypto assets, primarily Bitcoin, or "BTC". WonderFi stores all treasury crypto assets with Bitbuy via its custodian BitGo. WonderFi employs a rigorous crypto asset selection process which is focused on, among other things, security risk, technology risk and governance risk. BTC is the native digital currency for the Bitcoin blockchain and is the first blockchain-based asset to achieve meaningful adoption in history. Within the context of the DeFi ecosystem, Bitcoin's primary use case is being used as collateral on various DeFi protocols. Outside of the DeFi ecosystem, Bitcoin is more broadly used to facilitate payments and as a store of value. WonderFi does not invest crypto assets on behalf of customers or provide investment advice to customers. More detailed information regarding the business of the Corporation as well as its operations and assets can be found in the Annual Information Form and other documents incorporated by reference herein, as supplemented by the disclosure herein. See "Documents Incorporated by Reference".

Competitive Landscape

Competition in the CeFi industry is significant, as WonderFi and its subsidiaries face direct competition from established and emerging companies, both regulated and unregulated, within the industry, such as WealthSimple Digital Assets Inc., VirgoCX, Simply Digital Technologies (carrying on business as CoinSmart), Bitvo Inc. and Netcoins Inc., amongst other domestic and international entities, as well as indirect competition from traditional financial institutions which have become increasingly involved in blockchain technology and crypto assets due to rising demand from their customer base. WonderFi expects an increasing number of CeFi competitors to enter the space in the near term, which may have the likely effect of intensifying competition. Similarly, competition in the DeFi industry is significant, as WonderFi faces direct competition from established and emerging companies within the industry, such as Coinbase, Zapper and Zerion as well as indirect competition from traditional financial institutions, and CeFi market participants which have become increasingly involved in exploration of DeFi blockchain technology and crypto assets. Given DeFi's nascent stage, WonderFi expects an increasing number of competitors to enter the space in the near term, which may have the likely effect of intensifying competition as the DeFi industry matures.

WonderFi has positioned itself within the evolving landscape of crypto-related regulation to serve users in both CeFi and DeFi, including with centralized and custodial, and decentralized and non-custodial products. With respect to DeFi, due to the industry's demonstrated interest in building DeFi products for the expert user rather than the novice, the Corporation's focus on new users has allowed it to compete directly against fewer DeFi platforms. WonderFi anticipates competition within the decentralized, non-custodial segment of the DeFi market that is focused on nascent users to intensify in the near-term as more market participants begin to realize the potential of DeFi.  See "Cautionary Statement Regarding Forward-Looking Information" and "Risk Factors - Competition".

RECENT DEVELOPMENTS

Further to its news release dated December 9, 2021, on January 25, 2022, the Corporation launched the WonderFi App, a simple and free app that provides users with a convenient interface for transacting in crypto assets using DeFi protocols. WonderFi is currently engaged in discussions with its principal regulator, the British Columbia Securities Commission ("BCSC"), regarding the application and interpretation of existing British Columbia regulatory requirements relating to securities and derivatives laws and their potential applicability to the operation of the WonderFi App. In addition, the Corporation is also currently engaged in discussions with staff at the Ontario Securities Commission ("OSC") regarding the applicability of Ontario securities or derivatives laws to its business. While such discussions are ongoing, the Corporation has agreed to restrict residents in all Canadian jurisdictions, including Ontario, from accessing the WonderFi App, and has provided an undertaking (the "Geoblock Undertaking") to the BCSC and the OSC not to lift such restriction in Ontario without the prior written consent of the OSC, and that until the OSC provides the written consent contemplated in the Geoblock Undertaking, the only operations to be provided by the Corporation or its subsidiaries in Ontario, or with Ontario residents, will be through Bitbuy, Coinberry or another registered dealer. The Corporation will continue to engage in discussions with staff at the BCSC, the OSC and other members of the Canadian Securities Administrators as to the applicability of Canadian securities and derivatives laws to its business. A copy of the Geoblock Undertaking is available under the Corporation's issuer profile on SEDAR at www.sedar.com. The Corporation acknowledges that its services may be subject to further requirements under applicable securities and derivatives laws in Canada. See "Risk Factors - Regulatory Risk".

On February 4, 2022, the Corporation completed the February 2022 Offering. The February 2022 Offering was conducted by a syndicate of underwriters led by Canaccord Genuity Corp. and including Cormark Securities Inc., Haywood Securities Inc. and PI Financial Corp. (collectively, the "February 2022 Underwriters"), and consisted of the sale of 18,750,000 February 2022 Units at a price of $2.40 per February 2022 Unit for gross proceeds of $45 million. Each February 2022 Unit consisted of one Common Share and one-half of one Common Share purchase warrant (each whole warrant, a "February 2022 Warrant"). Each February 2022 Warrant entitles the holder to acquire one Common Share at a price of $3.10 until February 4, 2024. On February 11, 2022, the February 2022 Underwriters partially exercised their over-allotment option to acquire an additional 808,333 February 2022 Warrants at a price of $0.20 per February 2022 Warrant for additional gross proceeds to the Corporation of $161,666.60. The February 2022 Warrants were listed and posted for trading on the NEO Exchange Inc. ("NEO") under the ticker symbol "WNDR.WT" effective February 11, 2022, and subsequently delisted from the NEO and listed on the TSX under the ticker symbol "WNDR.WT.A" on June 22, 2022 following receipt by the Corporation to have the Common Shares and its two series of warrants listed on the TSX. See "Documents Incorporated by Reference".

On February 22, 2022, the Corporation appointed John Rim as Chief Financial Officer, replacing Mr. Steven Krause. Mr. Rim has close to 25 years of experience as a business executive in varied finance and leadership roles across multiple industries, including the cryptocurrency industry. He previously served as Chief Operating Officer and Chief Financial Officer at Bitfarms Ltd., which is listed on the NASDAQ, where he led efforts to have Bitfarms become the first cryptocurrency company to obtain a Canadian listing. John helped lay the foundation for Bitfarms to become one of the largest publicly traded cryptocurrency mining companies globally. John has also held leadership and professional roles with Brookfield Residential Property Services, Philips Electronics Ltd., PricewaterhouseCoopers LLP, BMW Canada Inc. and KPMG LLP. Mr. Rim has an Honours Bachelor of Business Administration degree from Royal Military College of Canada and is a Chartered Professional Accountant. He was most recently the Chief Financial Officer at Quarterhill Inc., a publicly listed technology company, where he helped raise over $140 million of financing and execute multiple acquisitions over the past 14 months to pivot the company into the infrastructure technology industry.

On March 4, 2022, the Corporation announced that it had received final approval from the NEO to list the common share purchase warrants (the "October 2021 Warrants") issued pursuant a bought deal private placement which closed on October 26, 2021 (the "October 2021 Private Placement"). The October 2021 Warrants were listed and posted for trading on the NEO under the ticker symbol "WNDR.WT.B", on March 8, 2022, and subsequently delisted from the NEO and listed on the TSX on June 22, 2022 following receipt by the Corporation to have the Common Shares and its two series of warrants listed on the TSX.

On March 24, 2022, the Corporation appointed Ameer Rosic to its Board. Mr. Rosic is a serial entrepreneur, marketing expert, angel investor and a long standing Web3 evangelist. In 2016, Mr. Rosic co-founded BlockGeeks with Dmitry Buterin, and today it is one of the largest blockchain education and resource hubs on the internet. Through Rosic Media, a niche digital marketing firm, he has helped a number of prominent Direct-to-Consumer brands with implementing effective marketing, growth and customer acquisition strategies. Mr. Rosic is an active participant in the crypto ecosystem as an investor and advisor with leading DeFi protocols including Badger Dao, Synthetix and Thorchain which collectively represent approximately $3 billion in total value locked and have seen billions of dollars of transaction volume since inception.

On March 25, 2022, the Corporation completed the acquisition of Bitbuy pursuant to the terms of a business combination agreement dated January 4, 2022 among the Corporation, a wholly-owned subsidiary of the Corporation and FLC (the "Bitbuy Agreement"). The consideration for the acquired securities of consisted of the following: (i) the issuance to the shareholders and certain other stakeholders of FLC of an aggregate of 70,000,000 Common Shares (the "Share Consideration"); (ii) $20,000,000 in cash, payable to the shareholders and certain other stakeholders of FLC on the closing date of the Bitbuy Acquisition (the "Cash Consideration"); and (iii) $30,000,000 in deferred cash via a vendor-takeback note (the "Vendor Take-Back Loan") due 12 months following the completion of the acquisition of Bitbuy, subject to customary adjustment set out in the Bitbuy Agreement. The Common Shares comprising the Share Consideration issued to the shareholders and certain other stakeholders of FLC are subject to the following escrow provisions: (i) with respect to any current employee or member of management of FLC, 25% of the Common Shares will be released four months after the effective date of the acquisition of Bitbuy, with an additional 25% every four months thereafter; and (ii) with respect to all other shareholders of FLC, 1/12th of the Common Shares will be released on the effective date of the acquisition of Bitbuy, with an additional 1/12th released monthly thereafter. In accordance with the terms of the Bitbuy Agreement, 50% of the net proceeds received by the Corporation in connection with the February 2022 Offering were used to pay down the Vendor Take-Back Loan. The Corporation applied $20,868,750 from the net proceeds of the February 2022 Offering to the Vendor Take-Back Loan. Pursuant to the adjustment provisions in the Bitbuy Agreement, the Vendor Take-Back Loan that formed part of the transaction consideration was reduced by approximately $8.9 million in June, 2022, and the Corporation's obligations under such notes was satisfied in full. See "Documents Incorporated by Reference".

During the quarter ended March 31, 2022, the Corporation launched WonderFi Interactive Inc. pursuant to which the Corporation intends to expand the Corporation's product offerings into play-to-earn gaming and NFTs (non-fungible tokens), providing a new on-ramp for users into the WonderFi ecosystem. Any products or services under the WonderFi Interactive Inc. division are, or will be, subject to the Geoblock Undertaking. During this period the Corporation also announced its intention to develop yield products, tokenized products and other similar products which if produced will be available on or through the Corporation's platforms. To the extent that such products are offered through WonderFi, Bitbuy or Coinberry, this change of business will be subject to the prior approval of the OSC, or, if they are otherwise offered, will be subject to the Geoblock Undertaking.

On April 11, 2022, the Corporation appointed former Royal Bank of Canada senior counsel Adam Garetson as General Counsel and Chief Legal Officer. Mr. Garetson brings over a decade of experience providing legal and regulatory advice to public companies across sectors. Having most recently served as Director and Senior Counsel at the Royal Bank of Canada, Adam oversaw legal matters relating to the Investment Banking and Global Markets trading businesses of RBC Capital Markets where he managed legal risk and provided strategic thought leadership on emerging products and technologies. Mr. Garetson began his career practicing securities law in the Toronto office of Blake, Cassels & Graydon, focusing on M&A and corporate governance. During his career, Mr. Garetson has provided legal guidance on blockchain products and crypto assets, as well as cross-border trading and corporate finance transactions, and has engaged with securities commissions, exchanges and regulatory bodies such as the Ontario Securities Commission and the Investment Industry Regulatory Organization of Canada with respect to obtaining orders, approvals and exemptions in these areas. Mr. Garetson earned his Juris Doctor from the University of Manitoba and his Honours Philosophy undergraduate degree from the University of Waterloo, and has served as a committee member of the Canadian Bankers Association Securities Legislation Specialist Group.

On April 18, 2022, the Corporation entered into a definitive agreement with Coinberry and a wholly-owned subsidiary of the Corporation (the "Coinberry Agreement") to acquire Coinberry, one of Canada's crypto asset trading platforms and Canada's first pure-play licensed crypto broker, which subsequently closed on July 4, 2022. Under the terms of the Coinberry Agreement, shareholders of Coinberry received 28,925,645 Common Shares as consideration for the acquisition. The Common Shares issued to Coinberry principals and the affiliates and associates thereof in connection with the acquisition of Coinberry are subject to a 24-month escrow, and other shareholders are subject to a 12-month escrow, following the completion of the acquisition of Coinberry. Concurrently with the execution of the Coinberry Agreement, Coinberry and Cinaport Acquisition Corp. III ("Cinaport") reached a settlement regarding the legal proceedings commenced by Cinaport against Coinberry on December 21, 2021 in the Ontario Superior Court of Justice. The settlement amount will be deducted from the total gross share consideration issued to shareholders of Coinberry shareholders in connection with the acquisition by the Corporation. See "Documents Incorporated by Reference" and "Cautionary Statement Regarding Forward-Looking Information".

On May 23, 2022, the Corporation appointed Torstein Braaten as Chief Compliance Officer of the Corporation. Mr. Braaten has over three decades of experience providing compliance advice to banks and investment dealers. Mr. Braaten will continue to serve as Head of Regulatory Affairs and Chief Compliance Officer at Bitbuy. He recently moved to Bitbuy from Instinet Canada where he served as a Chief Operating Officer and Chief Compliance Officer for the Institutional Agency Investment Dealer and their equity Alternative Trading System, Instinet Canada Cross. During his career, Mr. Braaten has provided compliance and risk guidance to global bank trading desks and led the growth of two regulated ATS in Canada. Mr. Braaten has participated in many advisory committees to regulatory bodies such as the OSC and the Investment Industry Regulatory Organization of Canada (IIROC) with respect to trading rules and crypto assets. Mr. Braaten obtained his Bachelor of Commerce, Honours from Carleton University and received the Institution of Corporate Directors, Director Designation from the Institute of Corporate Directors. He has also served on the OSC Fintech Advisory Committee and is currently a member of IIROC's Crypto-Asset Working Group.

On June 20, 2022, the Corporation received final approval from the TSX to list the Common Shares, the October 2021 Warrants and the February 2022 Warrants. Effective at the market open on June 22, 2022 the Common Shares commenced trading on the TSX under its existing symbol, "WNDR", and its two series of warrants commenced trading under the symbols "WNDR.WT.A" and "WNDR.WT.B", respectively. In advance of listing on the TSX, the Common Shares, the October 2021 Warrants and the February 2022 Warrants were delisted from the NEO.

On September 1, 2022, the Corporation announced that it entered into a definitive agreement (the "BCF Agreement") to acquire all of the issued and outstanding common shares of Blockchain Foundry Inc. ("BCF"), a Canadian Securities Exchange listed company and leading North American blockchain development firm. Pursuant to the terms of the BCF Agreement, the Corporation has agreed to acquire all of the 121,975,844 issued and outstanding common shares of BCF on the basis of 0.2155 of a Common Share for each common share of BCF held. The proposed acquisition of BCF is subject to a number of conditions, including approval of the shareholders of BCF, receipt of all necessary regulatory, stock exchange and court approvals, and the satisfaction of certain other closing conditions customary for a transaction of this nature.

CONSOLIDATED CAPITALIZATION

Other than the 28,925,645 Common Shares issued in connection with acquisition of Coinberry, there have not been any material changes in the share and loan capitalization of the Corporation since the date of the Interim Financial Statements, which are incorporated by reference in this Prospectus. As at June 30, 2022, there were a total of 163,674,844 Common Shares issued and outstanding and as at the date of this Prospectus there were a total of 193,875,490 Common Shares issued and outstanding. See "Documents Incorporated by Reference" and "The Corporation - Recent Developments".

The applicable Prospectus Supplement will describe any material change, and the effect of such material change, on the Corporation's share and loan capitalization that will result from the issuance of Securities pursuant to such prospectus supplement.

USE OF PROCEEDS

The net proceeds to the Corporation from the sale of Securities, the proposed use of those proceeds and the specific business objectives which the Corporation expects to accomplish with such proceeds will be set forth in the applicable Prospectus Supplement relating to that offering of Securities. The Corporation expects the net proceeds to the Corporation from the sale of the Securities to be used to fund growth opportunities, investment in sales and marketing initiatives, and for general working capital purposes. See "Risk Factors".

Management of the Corporation will retain broad discretion in allocating the net proceeds of any offering of Securities under this Prospectus and the Corporation's actual use of the net proceeds will vary depending on the availability and suitability of investment opportunities and its operating and capital needs from time to time. All expenses relating to an offering of Securities and any compensation paid to underwriting dealers or agents as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement. See "Risk Factors - Discretion in the Use of Proceeds".

EARNINGS COVERAGE RATIO

Earnings coverage ratios will be provided in the applicable Prospectus Supplement relating to the issuance of Debt Securities having a term to maturity in excess of one year, as required by applicable securities laws.

DESCRIPTION OF COMMON SHARES

The holders of Common Shares are entitled to receive notice of any meeting of the shareholders of the Corporation and to attend and vote thereat. Each Common Share entitles its holder to one vote. The holders of Common Shares are entitled to receive, on a pro rata basis, such dividends as the Board may declare out of funds legally available therefor. In the event of the dissolution, liquidation, winding-up or other distribution of the assets of the Corporation, such holders are entitled to receive, on a pro rata basis, all of the assets of the Corporation remaining after payment of all of the Corporation's liabilities. The Common Shares carry no pre-emptive, conversion, redemption or retraction rights. The Common Shares carry no other special rights and restrictions other than as described herein.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the Debt Securities. The particular terms and provisions of Debt Securities offered by a Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities, will be described in such Prospectus Supplement.

The Debt Securities will be issued in series under one or more trust indentures to be entered into between the Corporation and a financial institution to which the Trust and Loan Companies Act (Canada) applies or a financial institution organized under the laws of any province of Canada and authorized to carry on business as a trustee. Each such trust indenture, as supplemented or amended from time to time, will set out the terms of the applicable series of Debt Securities. The statements in this Prospectus relating to any trust indenture and the Debt Securities to be issued under it are summaries of anticipated provisions of an applicable trust indenture and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of such trust indenture, as applicable.

Each trust indenture may provide that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Corporation. Any Prospectus Supplement for Debt Securities will contain the terms and other information with respect to the Debt Securities being offered, including (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities, (ii) the currency for which the Debt Securities may be purchased and the currency in which the principal and any interest is payable (in either case, if other than Canadian dollars), (iii) the percentage of the principal amount at which such Debt Securities will be issued, (iv) the date or dates on which such Debt Securities will mature, (v) the rate or rates at which such Debt Securities will bear interest (if any), or the method of determination of such rates (if any), (vi) the dates on which any such interest will be payable and the record dates for such payments, (vii) any redemption term or terms under which such Debt Securities may be defeased, (viii) any exchange or conversion terms, and (ix) any other specific terms.

Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

The Debt Securities will be direct obligations of the Corporation. The Debt Securities will be senior or subordinated indebtedness of the Corporation as described in the relevant Prospectus Supplement.

The terms on which a series of Debt Securities may be convertible into or exchangeable for Common Shares or other securities of the Corporation will be described in the applicable Prospectus Supplement(s). These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Corporation, and may include provisions pursuant to which the number of Common Shares or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment. To the extent any Debt Securities are convertible into Common Shares or other securities of the Corporation, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The following sets forth certain general terms and provisions of the Subscription Receipts. The Corporation may issue Subscription Receipts that may be exchanged by the holders thereof for Common Shares and/or other Securities of the Corporation upon the satisfaction of certain conditions. The particular terms and provisions of the Subscription Receipts offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, and the extent to which the general terms described below apply to those Subscription Receipts, will be described in the Prospectus Supplement.

The Corporation may offer Subscription Receipts separately or together with Common Shares, Debt Securities or Warrants, as the case may be. The Corporation will issue Subscription Receipts under one or more subscription receipt agreements.

Any Prospectus Supplement will contain the terms and conditions and other information relating to the Subscription Receipts being offered including:

the number of Subscription Receipts;
the price at which the Subscription Receipts will be offered and whether the price is payable in installment;
any conditions to the exchange of Subscription Receipts into Common Shares, and/or other Securities of the Corporation, as the case may be, and the consequences of such conditions not being satisfied;
the procedures for the exchange of the Subscription Receipts into Common Shares and/or other Securities of the Corporation, as the case may be;
the number of Common Shares and/or other Securities of the Corporation, as the case may be, that may be exchanged upon exercise of each Subscription Receipt;
the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;
the dates or periods during which the Subscription Receipts may be exchanged into Common Shares and/or other Securities of the Corporation;
whether such Subscription Receipts will be listed on any securities exchange;
any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; and
any other specific terms.

Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities issuable on the exchange of the Subscription Receipts.

DESCRIPTION OF WARRANTS

The following sets forth certain general terms and provisions of the Warrants. We may issue Warrants for the purchase of Common Shares and/or other Securities of the Corporation. Warrants may be issued independently or together with Common Shares, Debt Securities and Subscription Receipts offered by any Prospectus Supplement and may be attached to, or separate from, any such offered Securities. Warrants will be issued under one or more warrant agreements entered into between the Corporation and a warrant agent named in the applicable Prospectus Supplement.

Selected provisions of the Warrants and the warrant agreements are summarized below. This summary is not complete. The statements made in this Prospectus relating to any warrant agreement and Warrants to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement.

Any Prospectus Supplement will contain the terms and other information relating to the Warrants being offered including:

the exercise price of the Warrants;
the designation of the Warrants;
the aggregate number of Warrants offered and the offering price;
  the designation, number and terms of the Common Shares and/or other Securities of the Corporation purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

the dates or periods during which the Warrants are exercisable;
the designation and terms of any securities with which the Warrants are issued;
if the Warrants are issued as a unit with another security, the date on and after which the Warrants and the other security will be separately transferable;
the currency or currency unit in which the exercise price is denominated;
any minimum or maximum amount of Warrants that may be exercised at any one time;
whether such Warrants will be listed on any securities exchange;
any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;
any rights, privileges, restrictions and conditions attaching to the Warrants; and
any other specific terms.

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities subject to the Warrants.

DESCRIPTION OF UNITS

Units are a security comprised of more than one of the other Securities described in this Prospectus offered together as a "Unit". A Unit is typically issued so the holder thereof is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each Security comprising the Unit. The agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the Prospectus Supplement filed in respect of such Units. This description will include, where applicable: (i) the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units; (iii) whether the Units will be issued in registered or global form; and (iv) any other material terms and conditions of the Units.

PLAN OF DISTRIBUTION

The Corporation may sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more purchasers through applicable statutory exemptions. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged in connection with the offering and sale of the Securities, as well as the method of distribution and the terms of the offering of such Securities, including the net proceeds to the Corporation and, to the extent applicable, any fees, discounts, concessions or any other compensation payable to underwriters, dealers or agents and any other material terms. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be "at-the-market distributions" as defined in NI 44-102, including sales made directly on the TSX. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

Any offering of Debt Securities, Subscription Receipts, Warrants or Units will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, Subscription Receipts, Warrants or Units will not be listed on any securities exchange. See "Risk Factors".  Certain dealers may make a market in these Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in these Securities or as to the liquidity of the trading market, if any, for these Securities.

In connection with any offering of the Securities the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. A purchaser who acquires Securities forming part of the underwriters' over-allocation position acquires those Securities under this Prospectus, regardless of whether the overallocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases.

The Securities have not been, and will not be, registered under the U.S. Securities Act or the securities laws of any state of the United States and, subject to certain exceptions, may not be offered or sold or otherwise transferred or disposed of, directly or indirectly, to, or for the account or benefit of, persons in the United States or U.S. Persons absent registration under the U.S. Securities Act and all applicable state securities laws, or pursuant to applicable exemption therefrom. In addition, until 40 days after closing of an offering of Securities, an offer or sale of the Securities within the United States by any dealer (whether or not participating in such offering) may violate the registration requirement of the U.S. Securities Act if such offer or sale is made other than in accordance with an exemption under the U.S. Securities Act.

PRIOR SALES

During the 12-month period before the date of this Prospectus, the Corporation issued the following Common Shares:

Date of Issuance/Grant	Price per Security	Number of Securities Issued/Granted	Reason for Issuance

August 30, 2021	Nil	59,188,675	In connection with the Reverse Takeover(1)

September 10, 2021	$0.25	4,444	Exercise of Stock Options

September 21, 2021	N/A	17,500	Vesting of Restricted Stock Units

October 1, 2021	$1.71	60,000	Exercise of Stock Options

October 15, 2021	Nil	145,000	Vesting of Restricted Stock Units

October 15, 2021	$1.00	116,875	Exercise of Warrants

October 18, 2021	$1.00	2,940	Exercise of Warrants

October 19, 2021	$1.00	10,000	Exercise of Warrants

October 21, 2021	$1.00	115,490	Exercise of Warrants

October 26, 2021	$1.00	67,183	Exercise of Warrants

October 26, 2021	$1.95	13,520,001	October 2021 Private Placement(2)

October 26, 2021	N/A	38,462	October 2021 Private Placement(3)

October 27, 2021	$1.00	2,940	Exercise of Warrants

November 5, 2021	$1.00	8,724	Exercise of Warrants

November 12, 2021	$0.40	40,000	Exercise of Options

November 12, 2021	$1.00	34,400	Exercise of Warrants

November 19, 2021	$1.00	156,559	Exercise of Warrants

November 19, 2021	$0.40	61,108	Exercise of Options

November 19, 2021	$1.00	20,830	Exercise of Options

November 29, 2021	$1.00	6,431	Exercise of Warrants

December 13, 2021	$1.00	4,375	Exercise of Warrants

December 13, 2021	$0.25	34,720	Exercise of Options

December 29, 2021	$1.00	8,960	Exercise of Warrants

January 7, 2022	$0.25	187,500	Exercise of Options

January 7, 2022	$0.40	121,112	Exercise of Options

January 20, 2022	$1.00	6,800	Exercise of Warrants

January 20, 2022	N/A	25,833	Vesting of Restricted Stock Units

February 4, 2022	$2.40(4)	18,750,000	February 2022 Offering(4)

February 7, 2022	N/A	1,000,000	Payment of Consulting Fees

Date of Issuance/Grant	Price per Security	Number of Securities Issued/Granted	Reason for Issuance

February 18, 2022	$1.00	4,166	Exercise of Options

March 10, 2022	$0.25	6,940	Exercise of Options

March 21, 2022	N/A	17,500	Vesting of Restricted Stock Units

March 25, 2022	N/A	68,349,317	Acquisition of Bitbuy(5)

March 25, 2022	N/A	1,650,683	Advisory Fees paid in connection with Acquisition of Bitbuy

March 25, 2022	N/A	1,000,000	Payment of Consulting Fees

April 8, 2022	N/A	921.453	Payment of Consulting Fees

June 6, 2022	N/A	13,333	Vesting of Restricted Stock Units

June 21, 2022	N/A	17,500	Vesting of Restricted Stock Units

June 30, 2022	N/A	185,185	Payment of Consulting Fees

June 30, 2022	$0.40	50,000	Exercise of Options

July 4, 2022	N/A	28,925,645	Acquisition of Coinberry(5)

July 4, 2022	N/A	1,275,000	Advisory Fees paid in connection with Acquisition of Coinberry

Notes:

(1) Upon closing of the Corporation's reverse takeover, shareholders of DeFi Ventures Inc. were issued an aggregate of 59,188,675 Common Shares in exchange for common shares of DeFi Ventures Inc. on a one for one basis.

(2) These are the Common Shares comprising the units issued in connection with the October 2021 Private Placement. Each unit consisted of one Common Share and one‐half of one Common Share purchase warrant. Each whole warrant is exercisable to acquire one Common Share at an exercise price of $2.55 until October 26, 2024. See "Documents Incorporated by Reference".

(3) Issued to the underwriters as partial consideration for their services rendered in connection with the October 2021 Private Placement.

(4) These are the Common Shares comprising the units issued pursuant to the February 2022 Offering. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant, with each whole warrant exercisable to acquire one Common Share at an exercise price of $3.10 until February 4, 2024. See "Documents Incorporated by Reference".

(5) See "Documents Incorporated by Reference" and "Recent Developments".

During the 12-month period before the date of this Prospectus, the Corporation issued the following securities convertible into Common Shares:

Date of Issuance/Grant	Type of Security Issued/Granted	Number of Securities Issued/Granted	Issue/Exercise Price

August 30, 2021	Restricted Stock Units	1,730,000	N/A

March 5, 2021	Options	300,000	$0.25

March 29, 2021	Options	100,000	$0.25

April 19, 2021	Options	90,000	$0.25

May 3, 2021	Options	320,000	$0.25

May 21, 2021	Options	350,000	$0.25

June 4, 2021	Options	500,000	$0.40

June 9, 2021	Options	150,000	$1.00

June 15, 2021	Options	100,000	$1.00

August 5, 2021	Options	400,000	$1.05

August 30, 2021	Options	90,000	$1.50

Date of Issuance/Grant	Type of Security Issued/Granted	Number of Securities Issued/Granted	Issue/Exercise Price

September 13, 2021	Options	60,000	$1.53(4)

October 1, 2021	Options	445,000	$1.41

October 19, 2021	Options	250,000	$2.03

October 19, 2021	Restricted Stock Units	100,000	N/A

October 26, 2021	Common Share Purchase Warrants(1)	6,760,001	$2.55

October 26, 2021	Broker Warrants(1)	910,503	$1.95

January 16, 2022	Options	3,120,000	$2.45

January 16, 2022	Restricted Stock Units	460,000	N/A

February 4, 2022	Common Share Purchase Warrants(2)	9,375,000	$3.10

February 4, 2022	Broker Warrants(2)	1,151,041	$3.10

February 7, 2022	Restricted Stock Units	300,000	N/A

February 11, 2022	Common Share Purchase Warrants(3)	808,333	$3.10

February 11, 2022	Broker Warrants(3)	26,271	$3.10

February 21, 2022	Restricted Stock Units	710,000	N/A

March 24, 2022	Options	1,318,039	$1.02

March 24, 2022	Broker Warrants	92,813	$1.02

May 17, 2022	Options	1,320,000	$0.57

May 17, 2022	Restricted Stock Units	1,130,000	N/A

June 4, 2022	Restricted Stock Units	700,000	N/A

July 5, 2022	Options	3,120,000	$0.57

Notes:

(1) Issued pursuant to the October 2021 Private Placement. See "Documents Incorporated by Reference".

(2) Issued pursuant to the February 2022 Offering. See "Documents Incorporated by Reference".

(3) Issued pursuant to the partial exercise of the underwriters' over-allotment option in connection with the February 2022 Offering.

(4) Subsequently repriced to $1.71.

TRADING PRICE AND VOLUME

Common Shares

The Common Shares are currently listed on the TSX under the symbol "WNDR", however, during the 12-month period prior to the date of this Prospectus, the Common Shares traded on the NEO under the symbol "WNDR" and on the NEX Board of the TSX Venture Exchange (the "TSXV") under the symbol "AUS-H". The following table sets forth the market price ranges and trading volumes of the Common Shares on the TSX, NEO and the TSXV, as applicable, over the 12-month period prior to the date of this Prospectus, as reported by the TSX, NEO and the TSXV:

Period	High(1) (C$)	Low(1) (C$)	Volume(1)
2022
January	2.81	1.59	20,699,525
February	2.07	0.95	23,200,597
March	1.55	1.07	16,510,953
April	1.36	1.05	8,111,729
May	1.19	0.45	16,347,893
June(2)	0.86	0.36	11,288,607
July	0.62	0.44	3,432,547
August	0.59	0.41	6,913,182
September(3)	0.54	0.435	745,408
2021
August(4)	2.11	1.50	1,272,150
September	1.96	1.20	9,361,747
October	2.65	1.33	15,087,091
November	3.05	2.01	13,475,424
December	2.55	1.88	7,927,273

Notes:

(1) Source: TMX DataLinx up to August 2021, the NEO from August 31, 2021 to June 21, 2022 and TMX DataLinx from June 22, 2022 to September 6, 2022.

(2) On June 21, 2022, the Common Shares were delisted from NEO at the close of business and on June 22, 2022 the Common Shares were listed for trading on the TSX.

(3) Period from September 1, 2022 to September 6, 2022.

(4) On August 19, 2021, the Common Shares were delisted from TSXV at the close of business, and on August 31, 2021, the Common Shares were listed for trading on the NEO.

Common Share Purchase Warrants

The February 2022 Warrants are currently listed on the TSX under the symbol "WNDR.WT.A", however, during the 12-month period prior to the date of this Prospectus, the February 2022 Warrants traded on the NEO under the symbol "WNDR.WT". The October 2021 Warrants are currently listed on the TSX under the symbol "WNDR.WT.B", however, during the 12-month period prior to the date of this Prospectus, the October 2021 Warrants traded on the NEO under the symbol "WNDR.WT.B". The following tables set forth the market price ranges and trading volumes of the February 2022 Warrants and the October 2021 Warrants, respectively, on the TSX and NEO, as applicable, over the 12-month period prior to the date of this Prospectus, as reported by the TSX and NEO:

February 2022 Warrants

Period	High(1) (C$)	Low(1) (C$)	Volume(1)
2022
February(2)	0.95	0.19	678,243
March	0.29	0.155	150,323
April	0.325	0.19	79,725
May	0.28	0.15	325,696
June(3)	0.25	0.11	1,733,430
July	0.15	0.11	21,505
August	0.31	0.11	18,680
September(4)	N/A	N/A	N/A

Notes:

(1) Source: NEO from February 11, 2022 to June 21, 2022 and TMX DataLinx from June 22, 2022 to September 6, 2022.

(2) On February 11, 2022, the February 2022 Warrants were listed for trading on the NEO.

(3) At the close of business on June 21, 2022 the February 2022 Warrants were delisted from NEO, and on June 22, 2022 the February 2022 Warrants were listed for trading on the TSX.

(4) Period from September 1, 2022 to September 6, 2022.

October 2021 Warrants

Period	High(1) (C$)	Low(1) (C$)	Volume(1)
2022
March(1)	0.55	0.17	143,020
April	0.61	0.41	17,200
May	0.27	0.12	107,372
June(3)	0.22	0.135	69,982
July	0.31	0.14	5,150
August	0.20	0.15	2,180
September(4)	N/A	N/A	N/A

Notes:

(1) Source: NEO from March 8, 2022 to June 21, 2022 and TMX DataLinx from June 22, 2022 to September 6, 2022.

(2) On March 8, 2022, the October 2021 Warrants were listed for trading on the NEO.

(3) At the close of business on June 21, 2022 the October 2021 Warrants were delisted from NEO, and on June 22, 2022 the October 2021 Warrants were listed for trading on the TSX.

(4) Period from September 1, 2022 to September 6, 2022.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of applicable Securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax consideration.

RISK FACTORS

An investment in the Securities involves risks. Prospective investors should carefully consider the risks described in the sections entitled "Risk Factors" in any Prospectus Supplement and those set forth in documents incorporated by reference in this Prospectus and any applicable Prospectus Supplement, as well as other information in this Prospectus and any applicable Prospectus Supplement, before purchasing any of the Securities. Each of the risks described in these sections and documents could materially and adversely affect the business, financial condition, results of operations and prospects of the Corporation, and could result in a loss of investment. Additional risks and uncertainties not known to the Corporation or that the Corporation currently deems immaterial may also impair the Corporation's business, financial condition, results of operations and prospects.

Negative Operating Cash Flow

To date the Corporation has recorded no operating cash flow. There is no assurance that sufficient revenues will be generated in the near future. To the extent that the Corporation has negative operating cash flows in future periods, it may need to deploy a portion of its existing working capital to fund such negative cash flows. The Corporation may be required to raise additional funds through the issuance of additional equity securities or through loan financing. There is no assurance that additional capital or other types of financing will be available if needed or that these financings will be on terms at least as favourable to the Corporation as those previously obtained, or at all. Given its expected rate of cash burn, the Corporation expects to be able to continue operations and advance its business operations using its currently available non-contingent resources for at least 12 months from the date of this Prospectus.

Discretion in the Use of Proceeds

Management will have broad discretion concerning the use of the net proceeds from the offering of any Securities, as well as the timing of their expenditures. Depending on a number of factors, the intended use of proceeds from the offering of any Securities may change. As a result, an investor will be relying on the judgment of management for the application of the net proceeds from the offering of any Securities. Management may use the net proceeds from the offering of any Securities in ways that an investor may not consider desirable if they believe it would be in the best interests of the Corporation to do so. The results and the effectiveness of the application of proceeds from an offering of any Securities are uncertain. If the proceeds are not applied effectively, the Corporation's results of operations may suffer.

No Market for the Securities

There is currently no trading market for any Debt Securities, Subscription Receipts, Warrants or Units that may be offered. No assurance can be given that an active or liquid trading market for these securities will develop or be sustained. If an active or liquid market for these securities fails to develop or be sustained, the prices at which these securities trade may be adversely affected. Whether or not these securities will trade at lower prices depends on many factors, including liquidity of these securities, prevailing interest rates and the markets for similar securities, the market price of the Corporation, general economic conditions and the Corporation's financial condition, historic financial performance and future prospects.

Risks Associated with Future Acquisitions

The Corporation intends to continue to acquire additional businesses. Acquisitions involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, and legal liabilities, some or all of which could have a material adverse effect on the Corporation's business, results of operations, prospects and financial condition. In addition, there can be no assurance that the Corporation can complete any acquisition it pursues on favourable terms, that any acquired businesses, products or technologies will achieve anticipated revenues and income, that any acquired businesses will be successfully integrated without significant use of the Corporation's resources and management's attention, or at all, or that any acquisitions completed will ultimately benefit the business. Furthermore, the potential funding of any such future acquisitions could require diversion of revenue or securing of debt or equity financings by the Corporation which could, in turn, result in a potentially dilutive issuance of equity securities. If a strategy of growth through acquisition is pursued, the failure of the Corporation to successfully manage this strategy could have a material adverse effect on the Corporation's business, results of operations, prospects and financial condition.

Regulatory Risk

The Corporation is subject to an extensive and rapidly evolving regulatory landscape and any adverse changes to, or failure to comply with, any laws and regulations could adversely affect the brand, reputation, business, operating results, or financial condition of the Corporation. As blockchain technology has grown in popularity and in market size, governments, regulators and self-regulators in Canada and globally are examining the operations of blockchain technology and its developers, users, investors and platforms. To the extent that any government or quasi-governmental agency exerts regulatory authority over the industry in general, the business of the Corporation may be adversely affected.

There is a risk that the Corporation may be required in the future to make changes to certain of its product offerings to comply with applicable laws and regulations, or that the general business of the Corporation, in whole or in part, could be subject to change, outlawed in jurisdictions in which it seeks to do business, or subjected to laws which impose costly and onerous obligations which could in the aggregate materially affect the Corporation's ability to expand its business and become profitable.

The Corporation's services may be subject to a wide range of laws and regulations intended to help detect and prevent money laundering, terrorist financing, fraud and other illicit activity (collectively, "AML Regulation"). In addition, the Corporation's services may be subject to registration and other requirements under applicable securities and derivatives laws in Canada, the United States and other jurisdictions (collectively, "Securities Regulation"). WonderFi is currently engaged in discussions with staff at the BCSC and the OSC regarding the applicability of Canadian securities or derivatives laws to the operation of the WonderFi App. Similar requirements may also apply in other jurisdictions where the Corporation offers its services. If required to be sought, there is no guarantee that the Corporation will be successful in obtaining such licenses or registrations, or exemptive relief from registration, from applicable governmental, quasi-governmental or regulatory bodies.

The interpretation of AML Regulation and Securities Regulation by judges, regulatory bodies and enforcement agencies is changing, often quickly and with little notice. As regulatory scrutiny and enforcement action in these areas increase, the Corporation expects its costs to comply with these requirements will increase, perhaps substantially. Failure to comply with any of these requirements could result in the limitation, suspension or termination of the Corporation's services, the seizure and/or forfeiture of the Corporation's assets and/or the imposition of civil and criminal penalties, including fines.

In addition to existing laws and regulations, various governmental and regulatory bodies, including legislative and executive bodies, in Canada, the United States and in other countries may adopt new laws and regulations, or new interpretations of existing laws and regulations may be issued by such bodies or the judiciary, which may adversely impact the development of the crypto- and decentralized finance- economy as a whole and the Corporation's legal and regulatory status in particular by changing how the Corporation operates its business, how its products and services are regulated, and what products or services the Corporation and its competitors can offer, requiring changes to its compliance and risk mitigation measures, imposing new licensing and registration requirements, or imposing a total ban on certain crypto asset or decentralized finance transactions. If required to be sought, there is no guarantee that the Corporation will be successful in obtaining any licenses or registrations that may in the future be required for the Corporation to offer its current or future product offerings, or exemptive relief from registration, from applicable governmental, quasi-governmental or regulatory bodies.

The Corporation is subject to Canadian and foreign laws and regulations that affect companies conducting business on the Internet, which regulate user privacy, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, consumer protection and taxation. In particular, the Corporation is subject to federal, provincial, and foreign laws regarding privacy and protection of user data. Foreign data protection, privacy, and other laws and regulations are often more restrictive than those in Canada. Existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, increase operating costs, require significant management time and attention, and subject the Corporation to claims or other remedies, including fines or demands that the Corporation modify or cease existing business practices.

The regulatory risks described above may be greater for companies in the blockchain industry as it is relatively new and clients, counterparties and regulators are expected to need significant education to understand the mechanics of products and services that rely on blockchain technology. Moreover, new laws, regulations, or interpretations of existing laws and regulations, may result in additional litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying the Corporation from offering certain products or services similarly offered by the Corporation's competitors, or could impact how the Corporation offers such products and services. Adverse changes to, or failure to comply with, any laws and regulations may have an adverse effect on the reputation, brand, business, operating results or financial condition of the Corporation.

Competition

WonderFi is engaged in an industry that is highly competitive, and because its industry is evolving and characterized by rapid technological change, it is difficult for WonderFi to predict whether, when and by whom new competing technologies may be introduced or when new competitors may enter the market. WonderFi will face increased competition from companies with strong positions in certain markets WonderFi intends to serve and in new markets and regions it may enter. Many of WonderFi's competitors have significantly greater financial and other resources than WonderFi currently possesses and may spend significant amounts of resources to gain market share. WonderFi cannot assure investors that it will be able to compete effectively against current and future competitors. In addition, increased competition or other competitive pressures may result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on WonderFi's business, financial condition or results of operations. Competitors may be able to respond to new or emerging technologies and changes in customer requirements more effectively than WonderFi may be able to, or devote greater resources to the development, promotion and sale of products than WonderFi may be able to. Current and potential competitors may establish cooperative relationships among themselves or with third parties, including through mergers or acquisitions, to increase the ability of their products to address the needs of WonderFi's prospective customers. If these competitors were to acquire significantly increased market share, it could have a material adverse effect on WonderFi's business, financial condition or results of operations. WonderFi's competitors may also establish or strengthen co-operative relationships with systems integrators, third-party consulting firms or other parties with whom WonderFi will have relationships, thereby limiting its ability to promote its products. If WonderFi is not able to differentiate its business from that of its competitors, drive value for customers or effectively align its financial and operational resources with its goals and objectives, WonderFi may not be able to compete effectively against its competitors. If WonderFi fails to compete effectively against its competitors, its business and profitability may be adversely affected.

COVID-19 Pandemic

The global outbreak of COVID-19 has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. The duration and impact of the COVID-19 pandemic is unknown at this time, as is the efficacy of the governments' and central banks' interventions. It is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Corporation in future periods. To date, certain customers of the Corporation have suspended or scaled back their operations for precautionary purposes or as governments have declared a state of emergency or taken other actions, which may adversely affect the price and demand for the Corporation's services as well as its ability to collect outstanding receivables from its customers. The extent to which COVID-19 impacts the Corporation's financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions taken by governments to curtail or treat its impact, including shelter in place directives, which, if extended, may impact the economies in which the Corporation now, or may in the future, operate.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to an offering of Securities, certain legal matters relating to the offering of Securities will be passed upon on behalf of the Corporation by Cassels Brock & Blackwell LLP with respect to matters of Canadian law. As at the date hereof, the partners and associates of Cassels Brock & Blackwell LLP beneficially own, directly or indirectly, less than 1% of any registered or beneficial interests, direct or indirect, in any securities or other property of the Corporation or of any associate or affiliate of the Corporation. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and, if applicable, United States or other foreign laws.

PROMOTERS

Ben Samaroo, the Chief Executive Officer and a director of the Corporation, Dean Sutton, the Chief Strategy Officer and a director of the Corporation, and Cong Ly, the Chief Technology Officer of the Corporation, are promoters of the Corporation. As of the date hereof Messrs. Samaroo, Sutton, and Ly beneficially own, or control or direct, directly or indirectly, collectively, a total of 11,086,449 Common Shares, representing approximately 4.95% of the equity of the Corporation on a fully diluted basis. No person who was a promoter of the Corporation:

  received anything of value directly or indirectly from the Corporation or a subsidiary within the last two years;

  sold or otherwise transferred any asset to the Corporation or a subsidiary within the last two years;

  has been a director, chief executive officer or chief financial officer of any company that during the past 10 years was the subject of a cease trade order or similar order or an order that denied the company access to any exemptions under securities legislation for a period of more than 30 consecutive days or became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver or receiver manager or trustee appointed to hold its assets;

  has been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority within the last two years;

  has been subject to any other penalties or sanctions imposed by a court or regulatory body that would be likely to be considered important to a reasonable investor making an investment decision within the last two years; or

  has within the past 10 years become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver or receiver manager or trustee appointed to hold its assets.

INTEREST OF EXPERTS

Raymond Chabot Grant Thornton LLP, having an address at 20th Floor, 200 King Street West, Toronto, Ontario M5H 3T4 is the current auditor of the Corporation and has confirmed that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations. Crowe MacKay LLP, the former auditor of the Corporation, have performed the audit in respect of the Audited Financial Statements incorporated by reference to this Prospectus.

As of the date hereof, Raymond Chabot Grant Thornton LLP, Crowe MacKay LLP, and its respective partners and associates, beneficially own, directly or indirectly, in their respective groups, less than 1% of any class of outstanding securities of the Corporation.

TRANSFER AGENT AND REGISTRAR

The Corporation's transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada at the principal offices in Vancouver.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

Bill Koutsouras, a director of the Corporation, resides outside of Canada and has appointed Cassels Brock & Blackwell LLP, Suite 2200, 885 W Georgia St., Vancouver, British Columbia, V6C 3E8, as his agent for service of process in Canada. Prospective investors of Securities are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that resides outside of Canada or is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, even if the party has appointed an agent for service of process.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Section 160 of the Business Corporations Act (British Columbia) (the “BCBCA”) provides that a company may do one or both of the following: (a) indemnify an eligible party (as defined below) against all eligible penalties (as defined below) to which the eligible party is or may be liable; or (b) after the final disposition of an eligible proceeding (as defined below), pay the expenses (which includes costs, charges and expenses (including legal and other fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party: (i) has not been reimbursed for those expenses: and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses, actually and reasonably incurred by an eligible party, as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purposes of the applicable division of the BCBCA, an “eligible party”, in relation to a company, means an individual who:

(a) is or was a director or officer of the company;

(b) is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the company, or at the request of the company; or

(c) at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible penalty” under the BCBCA means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed. “Expenses” include costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding. An “associated corporation” means a corporation or entity referred to in paragraph (b) or (c) of the definition of “eligible party” above.

Notwithstanding the foregoing, the BCBCA prohibits a company from indemnifying an eligible party or paying the expenses of an eligible party if any of the following circumstances apply:

(a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interest of the company or the associated corporation, as the case may be; or

(d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, section 164 of the BCBCA provides that, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(a) order a company to indemnify an eligible party against any liabilities incurred by the eligible party in respect of an eligible proceeding;

(b) order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c) order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(d) order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under section 164; or

(e) make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

The Registrant's articles provide that the Registrant must, subject to the BCBCA, (i) indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding to the fullest extent permitted by the BCBCA.

The Registrant's articles define “eligible penalty” to mean a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding. “Eligible proceeding” under the Registrant's articles means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or an officer or former officer of the Registrant (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Registrant (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty, or fine in, or expenses related to, the proceeding.

The Registrant's articles further provide that the Registrant may, subject to any restrictions in the BCBCA, indemnify any person, including directors, officers, employees, agents and representatives of the Registrant, and that the failure of a director or officer of the Registrant to comply with the BCBCA or the Registrant's articles does not invalidate any indemnity to which he or she is entitled under the Registrant's articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (i) is or was a director, officer, employee or agent of the Registrant; (ii) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant; (iii) at the request of the Registrant, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (iv) at the request of the Registrant, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Articles of the Registrant and the BCBCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

* * *

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors,  officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been  informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBIT INDEX

Exhibit Number	Description
4.1	The annual information form of WonderFi Technologies Inc. dated as of March 31, 2023 for the financial year ended December 31, 2022

4.2

The audited annual consolidated financial statements of WonderFi Technologies Inc. as at and for the years ended December 31, 2022 and September 30, 2021, the notes thereto and the independent auditors' report thereon

4.3	Management's discussion and analysis of WonderFi Technologies Inc. for the three and fifteen months ended December 31, 2022

4.4	The unaudited interim condensed consolidated financial statements of WonderFi Technologies Inc. for the three and six months ended June 30, 2023 and 2022, and the notes thereto

4.5	Management's discussion and analysis of the WonderFi Technologies Inc. for the three and six months ended June 30, 2023 and 2022

4.6	The material change report of WonderFi Technologies Inc. dated January 30, 2023

4.7	The material change report of WonderFi Technologies Inc. dated February 27, 2023

4.8	The material change report of WonderFi Technologies Inc. dated April 12, 2023

4.9	The material change report of WonderFi Technologies Inc. dated July 12, 2023

4.10

The joint management information circular of WonderFi Technologies Inc., Coinsquare Ltd., and  CoinSmart Financial Inc. dated May 12, 2023, prepared in connection with the annual and special meeting of the shareholders of WonderFi Technologies Inc. held on June 20, 2023

4.11	The annual information form of CoinSmart Financial Inc. dated as of March 28, 2023 for the financial year ended December 31, 2022

4.12

The audited annual consolidated financial statements of CoinSmart Financial Inc. as at and for the financial years ended December 31, 2022 and 2021, the notes thereto and the independent auditors' report thereon

4.13	The management discussion and analysis of CoinSmart Financial Inc. for the year ended December 31, 2022

4.14	The material change report of CoinSmart Financial Inc. dated April 12, 2023

4.15	The material change report of CoinSmart Financial Inc. dated February 6, 2023

4.16	The management information circular of CoinSmart Financial Inc. dated May 30, 2022, prepared in connection with the annual general meeting of the CoinSmart Shareholders held on June 29, 2022

4.17	The management information circular of CoinSmart dated October 24, 2022, prepared in connection with the special meeting of the CoinSmart Shareholders held on November 22, 2022

5.1	Consent of Raymond Chabot Grant Thornton LLP

5.2	Consent of Crowe MacKay LLP

5.3	Consent of Baker Tilly WM LLP

5.4	Consent of Ritcher LLP

5.5	Consent of Haywood Securities Inc

5.6	Consent of Origin Merchant Partners

5.7	Consent of Eight Capital

6.1	Powers of Attorney (contained on the signature page hereto)

7.1	Form of Debt Indenture

107	Filing Fee Table

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a)	Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the Registrant's agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Country of Canada on October 5, 2023.

WONDERFI TECHNOLOGIES INC.
By:	/s/ Dean Skurka
	Name:	Dean Skurka
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dean Skurka and Gordon Brocklehurst or any of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and any and all additional registration statements (including amendments and post-effective amendments thereto) in connection with any increase in the amount of securities registered with the Securities and Exchange Commission, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity	Date

/s/ Dean Skurka
Dean Skurka	Chief Executive Officer and Director	October 5, 2023

/s/ Gordon Brocklehurst
Gordon Brocklehurst	Chief Financial Officer	October 5, 2023

/s/ Robert Halpern
Robert Halpern	Director	October 5, 2023

/s/ Chris Marsh
Chris Marsh	Director	October 5, 2023

/s/ Michael Wekerle
Michael Wekerle	Director	October 5, 2023

/s/ Jason Theofilos
Jason Theofilos	Director	October 5, 2023

/s/ Nick Thadeney
Nick Thadeney	Director	October 5, 2023

/s/ Wendy Rudd
Wendy Rudd	Director	October 5, 2023

/s/ Justin Hartzman
Justin Hartzman	Director	October 5, 2023

/s/ G. Scott Paterson
G. Scott Paterson	Director	October 5, 2023

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on October 5, 2023.

PUGLISI AND ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director